Exhibit (d)(20)

SUB-RESEARCH AGREEMENT

between

FIDELITY INTERNATIONAL INVESTMENT ADVISORS (U.K.) LIMITED

and

FIDELITY INTERNATIONAL INVESTMENT ADVISORS

AGREEMENT made this 16th day of September, 2004, by and between Fidelity International Investment Advisors (U.K.) Limited, 27-28 Lovat Lane, London, England (hereinafter called the "U.K. Sub-Advisor") and Fidelity International Investment Advisors, a Bermuda company with principal offices at Pembroke Hall, Pembroke, Bermuda (hereinafter called the "Sub-Advisor").

WHEREAS Fidelity Investments Money Management, Inc., a New Hampshire corporation (hereinafter called the "Advisor"), has entered into various management contracts (each a "Management Contract") with those Delaware LLCs, each a registered investment company issuing one or more series of limited liability company interests (each a "Fund") on behalf of each of their respective Portfolios listed on Schedule A attached hereto, as the same may be amended from time to time (each a "Portfolio"), pursuant to which the Advisor is to act as investment advisor to each of the Portfolios,

WHEREAS, the Sub-Advisor has entered into a Sub-Advisory Agreement with the Advisor (the "Sub-Advisory Agreement") pursuant to which the Sub-Advisor, directly or through certain of its subsidiaries or other affiliated persons, may provide investment advice and research services to the Advisor on behalf of the Portfolios,

WHEREAS, the Sub-Advisor is willing to provide international investment advice and research services to the Advisor on behalf of each of the Portfolios listed on Schedule A, to the extent that such Portfolios may invest in international assets from time to time, and the Advisor desires that the Sub-Advisor provide such international investment advice and research services to the Advisor on behalf of such Portfolios under the Sub-Advisory Agreement;

WHEREAS the U.K. Sub-Advisor has personnel in Western Europe and has been formed in part for the purpose of researching and compiling information and recommendations with respect to the economies of various countries, and securities of issuers located outside of the United States and Canada, principally in the U.K. and Europe; and

NOW THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, the Sub-Advisor and the U.K. Sub-Advisor agree as follows:

1. Delegated Duties: The Sub-Advisor hereby delegates to the U.K. Sub-Advisor and the U.K. Sub-Advisor accepts responsibility for performing such investment advice and research services, particularly with respect to issuers, companies, governments and economic conditions located outside of the U.S. and Canada, principally in the U.K. and Europe, with respect to all or a portion of the investments of each Portfolio, in connection with the Sub-Advisor's duties under the Sub-Advisory Agreement, as may be requested by the Sub-Advisor. The services and the portion of the investments of each Portfolio advised by the U.K. Sub-Advisor shall be as agreed upon from time to time by the Sub-Advisor and the U.K. Sub-Advisor. The U.K. Sub-Advisor shall pay the salaries and fees of all personnel of the U.K. Sub-Advisor performing the investment advice and research services for the Portfolios.

(a) Investment Advice and Research Services: If and to the extent requested by the Sub-Advisor, the U.K. Sub-Advisor shall provide investment advice and research services to the Sub-Advisor with respect to all or a portion of the investments of each Portfolio. In connection with providing such investment advice and research services, the U.K. Sub-Advisor shall furnish to the Sub-Advisor on behalf of each Portfolio such factual information, research reports and investment recommendations as the Advisor may reasonably require. Such information may include written and oral reports and analyses.

(b) Subsidiaries and Affiliates: The U.K. Sub-Advisor may perform any or all of the services contemplated by this Agreement directly or through such of its subsidiaries or other affiliated persons as the U.K Sub-Advisor shall determine; provided, however, that performance of such services through such subsidiaries or other affiliated persons shall have been approved by the affected Fund(s) to the extent required pursuant to the Investment Company Act of 1940 (the "1940 Act") and rules thereunder.

2. Information to be Provided to the Funds and the Advisor: The U.K. Sub-Advisor shall furnish such reports, evaluations, information or analyses to the Funds, the Advisor, and the Sub-Advisor as the Funds' Board of Directors, the Advisor or the Sub-Advisor may reasonably request from time to time, or as the U.K. Sub-Advisor may deem to be desirable.

3. Compensation: For investment advisory and research services provided under subparagraph (a) of paragraph 1 of this Agreement, the Sub-Advisor agrees to pay the U.K. Sub-Advisor a sub-advisory fee (the "U.K. Sub-Advisory Fee"). The U.K. Sub-Advisory Fee shall be equal to the administrative costs incurred by the U.K. Sub-Advisor in providing investment advice and research services hereunder. The U.K. Sub-Advisory Fee may be reduced to reflect expense reimbursements, fee waivers or aggregate caps, if any, in effect from time to time upon mutual agreement of the Sub-Advisor and the U.K. Sub-Advisor. Notwithstanding the foregoing, a Portfolio that is party to a sub-advisory agreement with the Sub-Advisor and the U.K. Sub-Advisor for the provision of either discretionary or non-discretionary services ("FIIA/FIIAL U.K. Sub-Advisory Agreement") shall not be allocated any portion of the U.K. Sub-Advisory Fee payable hereunder during any period in which such FIIA/FIIAL U.K. Sub-Advisory Agreement is in effect and either discretionary or non-discretionary services are being provided thereunder. As further consideration, the Sub-Advisor shall provide the U.K. Sub-Advisor with access to any and all research produced or acquired by the Sub-Advisor.

4. Expenses: It is understood that each Portfolio will pay all of its expenses other than those expressly stated to be payable by the U.K. Sub-Advisor hereunder, by the Sub-Advisor under the Sub-Advisory Agreement or by the Advisor under the Management Contract with the Portfolio.

5. Interested Persons: It is understood that the Directors, officers, and shareholders of the Funds are or may be or become interested in the Advisor, the Sub-Advisor or the U.K. Sub-Advisor as directors, officers or otherwise and that directors, officers and stockholders of the Advisor, the Sub-Advisor or the U.K. Sub-Advisor are or may be or become similarly interested in the Funds, and that the Advisor, the Sub-Advisor or the U.K. Sub-Advisor may be or become interested in the Funds as a shareholder or otherwise.

6. Services to Other Companies or Accounts: The Services of the U.K. Sub-Advisor to the Sub-Advisor are not to be deemed to be exclusive, the U.K. Sub-Advisor being free to render services to others and engage in other activities, provided, however, that such other services and activities do not, during the term of this Agreement, interfere, in a material manner, with the U.K. Sub-Advisor's ability to meet all of its obligations hereunder. The U.K. Sub-Advisor shall for all purposes be an independent contractor and not an agent or employee of the Advisor, the Sub-Advisor or the Funds.

7. Standard of Care: In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the U.K. Sub-Advisor, the U.K. Sub-Advisor shall not be subject to liability to the Sub-Advisor, the Advisor, the Funds or to any shareholder of the Portfolios for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security.

8. Duration and Termination of Agreement; Amendments:

(a) Subject to prior termination as provided in subparagraph (d) of this paragraph 8, this Agreement shall continue in force until June 30, 2005 and indefinitely thereafter, but only so long as the continuance after such period shall be specifically approved at least annually by vote of the affected Fund's Board of Directors or by vote of a majority of the outstanding voting securities of the Portfolio.

(b) This Agreement may be modified by mutual consent of the Advisor, the U.K. Sub-Advisor, the Sub-Advisor and the affected Fund(s) subject to the provisions of Section 15 of the 1940 Act, as modified by or interpreted by any applicable order or orders of the Securities and Exchange Commission (the "Commission") or any rules or regulations adopted by, or interpretative releases of, the Commission.

(c) In addition to the requirements of subparagraphs (a) and (b) of this paragraph 8, the terms of any continuance or modification of this Agreement must have been approved by the vote of a majority of those Directors of the affected Fund(s) who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval.

(d) The Advisor may, at any time and without any prior written notice to the other parties to this Agreement and the Board of Directors of the affected Fund(s), terminate this Agreement in respect of any or all of the Portfolios, without payment of any penalty. A Fund may at any time on sixty (60) days' prior written notice to the parties to this Agreement, terminate this Agreement in respect of such Fund or a Portfolio, without payment of any penalty, by action of the Board of Directors of the affected Fund or by vote of a majority of the Portfolio's outstanding voting securities. This Agreement shall terminate automatically in the event of its assignment.

9. Limitation of Liability: The U.K. Sub-Advisor is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Limited Liability Company Agreement or other organizational document of the Fund and agrees that any obligations of the Fund or the Portfolio arising in connection with this Agreement shall be limited in all cases to the Portfolio and its assets, and the U.K. Sub-Advisor shall not seek satisfaction of any such obligation from the shareholders or any shareholder of the Portfolio. Nor shall the U.K. Sub-Advisor seek satisfaction of any such obligation from the Directors or any individual Director.

10. Governing Law: This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, without giving effect to the choice of laws provisions thereof.

The terms "registered investment company," "vote of a majority of the outstanding voting securities," "assignment," and "interested persons," when used herein, shall have the respective meanings specified in the 1940 Act as now in effect or as hereafter amended.

IN WITNESS WHEREOF the parties hereto have caused this instrument to be signed in their behalf by their respective officers thereunto duly authorized, and their respective seals to be hereunto affixed, all as of the date written above.

\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\	FIDELITY INTERNATIONAL INVESTMENT ADVISORS (U.K.) LIMITED
	BY:	/s/ Richard Lane
	Name:	Richard Lane
	Title:	Director

FIDELITY INTERNATIONAL INVESTMENT ADVISORS
	BY:	/s/ Frank Mutch
	Name:	Frank Mutch
	Title:	Director